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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A

                                Amendment No. 3


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                 FORCENERGY INC
             (Exact name of registrant as specified in its charter)


               Delaware                                65-0429338
(State of incorporation or organization)            (I.R.S. Employer
                                                 Identification Number)

   2730 SW 3rd Avenue, Suite 800
          Miami, Florida                              33129-2356
(Address of principal executive offices)              (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                           Name of each exchange
 Title of each class                        on which registered
 -------------------                      -----------------------
Rights to Purchase Junior                 New York Stock Exchange
Participating Preferred Stock,
par value $.01 per share


Securities to be registered pursuant to Section 12(g) of the
Act:  None









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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Item 1 of the registrant's Form 8-A is hereby amended as follows:

         The Company has amended its Stockholder Rights Plan providing that rights under the plan will now become exercisable if a person or group acquires 15% or more of Forcenergy's outstanding voting stock or announces a tender or exchange offer that would result in ownership of 15% or more of Forcenergy's stock. Formerly, the plan provided for a threshold percentage of 20% of the outstanding voting common stock. In addition, as a result of the acquisition of Forcenergy AB ("FAB") by the Company, the plan has been amended to delete references to FAB and its successors as being excluded from the plan's effect. The Stockholder Rights Plan now applies to all stockholders of Forcenergy.

ITEM 2.  EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A, which constitute all constituent instruments defining the rights of the holders of the Company's Common Stock, including any contracts or other documents which limit or qualify the rights of such holders, are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

        *1. Amended and Restated Certificate of Incorporation of the Company dated July 25, 1995. (Filed as Exhibit 3.1 to the Quarterly Form on 10-Q filed on November 14, 1995 for the nine month period ending September 30, 1995 and is included herein by reference (File No. 0-26444)) and Amendment No. 1 thereto filed with Amendment No. 2 to Form S-1 filed on June 6, 1996 and is included herein by reference (File No. 333-4600).

        *2. Bylaws of the Company. (Filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No. 33-93020)).

        *3. Specimen Common Stock certificate. (Filed as Exhibit 4.1 to the Registration Statement on Form S-1 on June 2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No. 33-93020)).

        *4. Rights Agreement, dated as of November 26, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent, specifying the terms of the Rights, including the form of Certificate of Designation of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C. ("Included as Exhibit 2 to the Company's Form 8-A filed with the Commission on December 5, 1997).

        *5. Form of Certificate of Designation of Junior Participating Preferred Stock setting forth the terms of the Junior Participating Preferred Stock, par value $.01 per share. (Included as Exhibit 2 to the Company's Form 8-A filed with the Commission on December 5, 1997).

         6.    Amendment to the Forcenergy Inc Stockholder Rights Agreement.

---------------------
*Previously filed









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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        FORCENERGY INC


                                        Date: May 28, 1998

                                        By:    /s/ E. Joseph Grady
                                              ----------------------
                                        Name:  E. Joseph Grady
                                        Title: Vice President - Chief
                                               Financial Officer